Exhibit 5.1
Alston&Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com

Michael L. Stevens	Direct Dial: 404-881-7970	E-mail: mstevens@alston.com
September 6, 2007
IndyMac Bancorp, Inc.
888 East Walnut Street
Pasadena, California 91101-7211

Re:	Registration Statement on Form S-8 — IndyMac Bank, F.S.B. Deferred Compensation Plan, as Amended and Restated
Ladies and Gentlemen:
     We have acted as counsel for IndyMac Bancorp, Inc., a Delaware corporation (the “Corporation”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), $100,000,000 of deferred compensation obligations which may be issued by the Corporation pursuant to the IndyMac Bank, F.S.B. Deferred Compensation Plan, as Amended and Restated (the “Plan”). The Registration Statement also registers 5,000,000 shares of the Corporation’s common stock, $.01 par value per share (the “Shares”), which may be distributed pursuant to the Plan, and an indeterminate number of plan interests. Pursuant to Item 8 of Form S-8, this opinion letter does not address the legality of the Shares being registered, as none of the Shares which may be distributed pursuant to the Plan will be original issuance securities. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.
     We have examined the Restated Certificate of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Plan and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Corporation and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth, including without limitation, the Corporation’s representation to us that it has established and will maintain the Plan primarily for the purpose of providing compensation to a select group of management or highly compensated employees, as determined under Sections 201(2), 301(3), and 401(1) of the Employee Retirement Income Security Act of

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	The Atlantic Building 950 F Street, NW Washington, DC 20004-1404 202-756-3300 Fax: 202-756-3333

IndyMac Bancorp, Inc.

1974, as amended (“ERISA”). Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.
     This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.
     Based on the foregoing, it is our opinion that (i) the Corporation has been duly authorized to incur the deferred compensation obligations, and the deferred compensation obligations, when incurred in accordance with terms and conditions of the Plan, will be valid obligations of the Corporation to make payment to the holders thereof in accordance with the terms and conditions of the Plan; and (ii) the Plan is exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA (respectively, requirements regarding participation and vesting, funding, and fiduciary responsibility), and the Plan document complies with the provisions of ERISA from which such plans are not exempt, including Part 5 of Subtitle B of Title I of ERISA (requirements regarding administration and enforcement).
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP
By:	/s/ MICHAEL L. STEVENS
Michael L. Stevens, Partner

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.